UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

EDGEWATER TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST FUND LP AAMAF LP MERLIN PARTNERS LP ANCORA ADVISORS, LLC FREDERICK DISANTO MATTHEW CARPENTER JEFFREY L. RUTHERFORD KURTIS J. WOLF
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ancora Advisors, LLC, together with the other participants named herein (collectively, “Ancora”), has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from stockholders of Edgewater Technology, Inc. (“Edgewater”), a Delaware corporation, for a number of proposals, the ultimate effect of which, if successful, would be to remove four current members of the Board of Directors of Edgewater, and replace them with Ancora’s four highly qualified director nominees.

On February 1, 2017, Ancora issued the following press release:

Ancora Advisors Delivers Open Letter to Edgewater Technology Stockholders

Gratified by the Support from Other Significant Edgewater Stockholders to Date

Reminds Stockholders That the February 13, 2017 Goal Date for Delivering Consents Is Less Than Two Weeks Away

Urges Stockholders to Sign and Date the WHITE Ancora Consent Card Today to Replace Four Stale, Long-Tenured Directors with Ancora's Highly Qualified Director Candidates - Matthew Carpenter, Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf

CLEVELAND, Feb. 1, 2017 /PRNewswire/ -- Ancora Advisors, LLC (together with its affiliates, "Ancora"), a 9.2% stockholder of Edgewater Technology, Inc. ("Edgewater" or the "Company") (NASDAQ: EDGW), announced today that it has issued an open letter to Edgewater stockholders in connection with its campaign to solicit consents for a number of proposals, the ultimate effect of which, if successful, would be to remove four current members of the Board of Directors of Edgewater, and replace them with Ancora's four highly-qualified director nominees.  Ancora would like to remind all stockholders that the February 13, 2017 goal date for delivering sufficient consents to take the actions to reconstitute the Board is less than two weeks away.

February 1, 2017

Dear Fellow Edgewater Stockholders:

Ancora Advisors, LLC (together with its affiliates, "Ancora" or "we") is a long-term stockholder of Edgewater Technology, Inc. ("Edgewater" or the "Company") with ownership of 1,189,169 shares of Edgewater, representing 9.2% of the Company's outstanding shares.

We are at a critical juncture for the future of our Company.  Ancora's consent process provides stockholders with the direct ability to reconstitute the Edgewater Board of Directors (the "Board") with directors committed to properly overseeing the Company and protecting and enhancing the value of our investment.  We firmly believe that swapping out four long-tenured directors with our highly-qualified candidates will set Edgewater on the right track to become a stronger, better-run and, ultimately, more valuable company.  We urge you not to miss this opportunity to help realize the full value of your investment in Edgewater.  Submit your WHITE consent card today to replace four stale directors who, in our view, are directly responsible for the significant underperformance we have all endured with four fresh and experienced candidates who will work constructively with the rest of the Board to protect stockholders' best interests.

Ancora's director nominees will bring a fresh perspective to the board room with significant ownership of Edgewater stock.  The four directors slated for replacement collectively have purchased 7,700 shares over the past decade (two of the four directors purchasing zero shares).  The Board claims it has a plan to build shareholder value, yet these four directors haven't purchased a single share of stock in nearly four years!  We shouldn't allow our investment's fate to remain in the hands of entrenched insiders evidently lacking the conviction to invest in their own approved business plan.  In fact, since the termination of the strategic process on November 14, 2016 until the insider trading window was closed on December 16, 2016, not a single director, nor any of the Company's NEOs, purchased a single share of Edgewater stock (in fact, several insiders sold shares).  These are clearly not the actions of people that believe in the strategic vision for the Company.

At this late stage in this consent solicitation, we are disappointed, yet not surprised, to see the Board increasingly resort to questionable tactics, such as cherry-picking performance data by failing to mention the Company's abysmal total shareholder return ("TSR") relative to peers over 1-, 3- and 10-year time horizons.  Additionally, the Company has failed to correct the erroneous 5-year total shareholder return it reported in its January 17, 2017 letter to shareholders (which it falsely reported a 5-year 241% TSR instead of 141%).  These are the familiar hallmarks of a poorly governed Board clinging to power – and we categorically reject them.  Clearly, the Board hopes that by continuing to repeat its misleading claims shareholders will be confused about the facts and distracted from the Board's massive destruction of shareholder value at Edgewater.

Don't let the Board and management distract you from their track record of poor performance.  Under the failed stewardship of Paul Flynn, Paul Guzzi, Michael Loeb and Wayne Wilson:

  Total stockholder returns have materially underperformed peers and relevant market indices over almost any measurable time period;
  The Board has overseen nearly $50 million in value destruction;
  The Company continues to have overhead expenses far in excess of its peers;
  Poor compensation practices have siphoned stockholder value to the CEO, CTO, and directors; and
  Poor corporate governance has further depressed value.

It is time to hold the Board accountable for Edgewater’s long-term underperformance, excessive executive compensation packages and poor corporate governance practices. Our highly-qualified candidates, who are fully aligned with stockholders’ interests, bring the fresh perspective, skill sets and experience necessary to significantly improve Edgewater’s financial and operating performance. Sign, date and mail the WHITE consent card today to let the Board know: “The time for change is now!”

SUPPORT OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT EDGEWATER

PLEASE SIGN, DATE AND MAIL ANCORA’S WHITE CONSENT CARD TODAY

Thank you for your support,

/s/ Frederick DiSanto

Frederick DiSanto

If you have any questions, or require assistance with your vote, please contact our solicitor InvestorCom toll-free at (877) 972-0090 (Stockholders).  Banks and Brokers may call collect at (203) 972-9300.

About Ancora:

Ancora Advisors, LLC, is a registered investment adviser with the Securities and Exchange Commission of the United States.  Ancora offers comprehensive investment solutions for institutions and individuals in the areas of fixed income, equities, global asset allocation, alternative investments and retirement plans.  A more detailed description of the company, its management and practices are contained in its "Firm Brochure" (Form ADV, Part 2A). A copy of this form may be received by contacting the company at: 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124, Phone: 216-825-4000, or by visiting the website, www.ancora.net/adv.

Investor Contact:

InvestorCom
John Glenn Grau, 203-972-9300 ext. 11